Exhibit 99.1

LifeMD Appoints William J. Febbo to its Board of Directors

NEW YORK, June 20, 2023 – LifeMD, Inc. (Nasdaq: LFMD), a leading provider of virtual primary care services, today announced the appointment of William (Will) J. Febbo, Chief Executive Officer and Director of OptimizeRx Corporation (Nasdaq: OPRX) to its Board of Directors. OptimizeRx is a leading provider of digital point-of-care technology solutions that help patients start and stay on therapy.

“We are extremely pleased to welcome Will to our Board. He brings to LifeMD a depth of experience in building and managing healthcare companies, and pioneering technology to improve the experience for healthcare providers and patients,” said Justin Schreiber, Chairman and Chief Executive Officer of LifeMD. “Will’s success in leading OptimizeRx’s growth with investment in AI-driven optimization, real-time marketing, and personalized patient engagement offers a particularly valuable perspective as we continue to scale our primary-care business and pursue our mission to increase access to high-quality and affordable virtual care.”

“I know firsthand that providing patients with access to exceptional healthcare when and where they need it requires best-in-class technology, clinical resources, and patient engagement,” said Mr. Febbo. “I am impressed by LifeMD’s continued success with launching new product offerings, building a B2B pipeline, and strengthening the balance sheet – each of which is necessary to help remove the complex barriers that stand between a patient and appropriate healthcare provider. I look forward to collaborating with LifeMD’s Board and leadership to help make the delivery of healthcare services more accessible, affordable, and patient-centric.”

For more than 25 years Mr. Febbo has built and managed health services and financial businesses, starting in M&A and international business development at multinational companies. In 1999 he co-founded and subsequently served as Chief Executive Officer of MedPanel, a market intelligence and communication provider to the life sciences and financial industries. In 2007 MedPanel was acquired by Merriman Capital, where he served as Chief Operating Officer of investment banking and as Chief Executive Officer of the firm’s Digital Capital Network. In 2016 Mr. Febbo joined OptimizeRx, where he helped transform the firm into a leading digital health company enabling care-focused engagement between life sciences organizations, healthcare providers, and patients at critical junctures throughout the patient care journey.

Mr. Febbo serves as a faculty member for the Massachusetts Institute of Technology linQ program, a collaborative initiative increasing the potential of innovative biomedical research to benefit society and the economy. He also serves on the board of the United Nations of Greater Boston, a non-profit organization focused on building a stronger network of global citizens in the Boston area.

About LifeMD

LifeMD is a leading provider of virtual primary care. The Company offers telemedicine, laboratory and pharmacy services, and specialized treatment across more than 200 conditions including primary care, men’s health, women’s health, allergy & asthma, and dermatology. Leveraging a vertically-integrated, proprietary digital care platform, a 50-state affiliated medical group, and a US-based patient care center, LifeMD is simplifying healthcare by increasing access to top-notch and affordable care. For more information, please visit LifeMD.com.

Media Contact

press@lifemd.com

Investor Contact

Marc Benathen, CFO

marc@lifemd.com

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